UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 17, 2012 (October 11, 2012)

Business Development Corporation of America

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

814-00821	27-2614444
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor

New York, New York 10022

(Address, Including Zip Code, of Principal Executive Offices)

(212) 415-6500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Public Offering Price and Distribution Rate Increase

On October 15, 2012, the board of directors of Business Development Corporation of America (the “Company”) authorized the increase of the Company’s public offering price of its common shares from $10.60 to $10.70 per share. This increase will become effective with the Company’s next bi-monthly closing scheduled on or about November 1, 2012, and is consistent with the Company’s pricing policy, which ensures that its NAV per share will not exceed its net offering price per share.

The Company also announced that, on that same day, its board of directors authorized an increase to its distribution rate. The Company will pay distributions at an annual yield of 7.76%, based upon a public offering price of $10.70 per share, equal to a rate of $0.00227397260 per share each day.

A copy of the press release announcing the Company’s increase to its public offering price and distribution rate is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Sameer Jain Appointed to the Company’s Investment Committee

On October 11, 2012, the Company’s board of directors authorized, and the Company appointed, Sameer Jain to its investment committee.  Mr. Jain will join Peter M. Budko and Robert K. Grunewald on the investment committee and will have limited voting rights with respect to the Company’s investment decisions.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated October 17, 2012

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

Date: October 17, 2012	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors